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                                                                    EXHIBIT 99.1


                    [ARLINGTON HOSPITALITY, INC. LETTERHEAD]

For Immediate Release
CONTACT:                                           MEDIA CONTACT:
James B. Dale, Chief Financial Officer             Jerry Daly or Carol McCune
847-228-5401 x 361                                 703-435-6293
jimdale@arlingtonhospitality.com                   jerry@dalygray.com

    ARLINGTON HOSPITALITY, INC. ANNOUNCES NOVEMBER 2003 OPERATING RESULTS AND

                   RECENT HOTEL DEVELOPMENT AND SALES ACTIVITY

        ARLINGTON HEIGHTS, Ill., December 19, 2003--Arlington Hospitality, Inc. (Nasdaq/NM: HOST), a hotel development and management company, today announced November 2003 operating results for 54 AmeriHost Inn hotels in which the company has, or had, an ownership interest and which have been opened at least 13 months, as of November 30, 2003. As previously announced in November, the company sold a wholly owned AmeriHost Inn hotel located in Parkersburg South, W. Va., and a joint venture in which the company is a partner sold a Days Inn hotel located in New Philadelphia, Ohio.

        Arlington is the nation's largest owner and franchisee of AmeriHost Inn hotels, operating 57 AmeriHost Inn hotels. Cendant Corporation (NYSE: CD) is the franchisor of the AmeriHost Inn brand, a mid-market, limited service hotel brand with 103 properties located in 22 states and Canada.

OPERATING RESULTS

        Same-room revenue per available room (RevPAR) in November 2003 decreased
0.1 percent to $28.79, compared to November 2002. Occupancy decreased 0.4 percent to 50.9 percent, and average daily rate (ADR) increased slightly to $56.58. These same-room statistics

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include the operation of AmeriHost Inn hotels that were open during both periods presented.



                                                                   Eleven        Twelve Months
                                                                   Ended         Months Ended
                                  November 30     November 30    November 30      November 30
                                  -----------     -----------    -----------      -----------
Occupancy -- 2003                    50.9%            55.1%           57.8%          56.6%
Occupancy -- 2002                    51.1%            55.1%           57.9%          56.9%
Increase (decrease)                  (0.4%)           0.0%           (0.2%)          (0.5%)

Average Daily Rate -- 2003           $56.58          $57.22          $57.32          $57.14
Average Daily Rate -- 2002           $56.40          $56.93          $57.45          $57.21
Increase (decrease)                   0.3%            0.5%           (0.2%)          (0.1%)

RevPAR -- 2003                       $28.79          $31.55          $33.12          $32.33
RevPAR -- 2002                       $28.80          $31.36          $33.27          $32.56
Increase (decrease)                  (0.1%)           0.6%           (0.5%)          (0.8%)


        According to Smith Travel Research, preliminary results for November 2003 indicate that RevPAR for the midscale without food and beverage segment of the lodging industry will be up between 2 and 4 percent, compared to November 2002. "Our AmeriHost Inn revenues on a same room basis over the last five months have been holding relatively consistent with the prior year. We continue to focus on our revenue enhancement programs and our cost control initiatives," said Jerry H. Herman, president and chief executive officer.

HOTEL DEVELOPMENT

        Thus far in 2003, Arlington Hospitality has completed construction and opened three wholly owned AmeriHost Inn hotels and one AmeriHost Inn hotel for a joint venture in which the company is a minority partner. Currently, the company has one 79-room AmeriHost Inn

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hotel under construction in Weirton, W.Va., for a joint venture in which the company has a minority ownership interest. In addition, the company has several other projects in the due diligence or pre-construction development stage, including a site near Columbus, Ohio's airport, a site in Lansing, Michigan and several sites in California.

         For more information regarding joint venture opportunities, turnkey development services, as well as information on all of the company's hotels, contact Stephen Miller via email at stevem@arlingtonhospitality.com, or by telephone at (847) 228-5401, ext. 312.

HOTEL ASSET SALES

        As previously announced, in July 2003 the company implemented a plan for the disposition of 25 to 30 hotels, expected to be completed over a two-year period, in order to reduce debt, increase cash flow, accelerate fees from the company's relationship with Cendant, and provide capital for future hotel development.

        Arlington has engaged the brokerage firm of Thompson Calhoun Fair to assist in the sale of most of these hotels. Information on Arlington's hotels being brokered for sale by Thompson Calhoun Fair can be found at www.tcfhotels.com, or by calling Mark Fair at (404) 995-8970. Including the two properties sold in November, three hotels have been sold since the close of the third quarter. The mortgage debt from these three hotels in the amount of approximately $4.1 million was paid off upon the sale of these hotels. The company will include the results of these sales in its fourth quarter 2003 financial statements.

        Year to date, including these sales, the company has sold eight wholly owned AmeriHost Inn hotels generating net hotel sales proceeds of approximately $22.9 million. In addition, the
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company facilitated the sale of three hotels owned by joint ventures in which the company was a partner, including one AmeriHost Inn and two non-AmeriHost Inn hotels. As a result of the sale of the eight wholly owned hotels and the sale of two hotels owned by joint ventures which were consolidated in the company's financial statements, the company has reduced its mortgage debt by approximately $16.5 million.

        Currently, the company has one hotel under contract for sale, which is expected to be consummated within the next six months. When the company has hotels under contract for sale, even with nonrefundable cash deposits in certain cases, certain conditions to closing remain, and there can be no assurance that these sales will be consummated as anticipated.

        The revenue and profit/loss from the sale of hotels, as well as the reduction of debt, will be reported in the company's financial statements during the quarter in which the sale transactions close. Furthermore, the amounts described above from sales transactions do not represent guidance on, or forecasts of, the results of the company's entire consolidated operations, which are reported on a quarterly basis.

ABOUT ARLINGTON HOSPITALITY

        Arlington Hospitality, Inc. is a hotel development and management company that builds, operates and sells mid-market hotels, primarily the AmeriHost Inn brand. Currently, Arlington Hospitality, Inc. owns or manages 64 properties in 17 states, including 57 AmeriHost Inn hotels, for a total of 4,655 rooms, with additional AmeriHost Inn & Suites hotels under development. The AmeriHost Inn brand is a mid-market, limited service hotel brand with 103 properties located in 22 states and Canada.

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        This press release may contain forward-looking statements.
Forward-looking statements are statements that are not historical, including statements regarding management's intentions, beliefs, expectations, representations, plans or predictions of the future, and are typically identified by words such as "believe," "expect," "anticipate," "intend," "estimate," "may," "will," "should," and "could." There are numerous risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements. For a discussion of these factors, see the Company's report on Form 10-Q for the quarter ended September 30, 2003 under the section headed "Management's Discussion and Analysis of Financial Condition and Results of Operations-Factors Affecting Future Performance."